Exhibit 99.1

   Designated Filer:                   Warburg Pincus Private Equity IX, L.P.
   Issuer & Ticker Symbol:             Synutra International, Inc. (SYUT)
   Date of Event Requiring             March 3, 2014
   Statement:

                            EXPLANATION OF RESPONSES

(1)     This Form 4 is filed on behalf of Warburg Pincus Private Equity IX,
L.P., a Delaware limited partnership ("WP IX"), Warburg Pincus IX LLC, a New
York limited liability company ("WP IX LLC"), Warburg Pincus Partners LLC, a New
York limited liability company ("WPP LLC"), Warburg Pincus & Co., a New York general partnership ("WP"), Warburg Pincus LLC, a New York limited liability company ("WP LLC"), and Messrs. Charles R. Kaye and Joseph P. Landy
(collectively, the "Warburg Pincus Reporting Persons").

(2)     The sole general partner of WP IX is WP IX LLC. WPP LLC is the sole member of WP IX LLC. WP is the managing member of WPP LLC. WP LLC manages WP IX.
Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and a Co-Chief Executive Officer and Managing Member of WP LLC and may be deemed to control the Warburg Pincus Reporting Persons. By reason of the provisions of
Rule 16a-1 of the Securities Exchange Act of 1934, as amended, WP IX LLC, WPP
LLC, WP, WP LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP IX.
Each of WP IX LLC, WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy disclaims beneficial ownership of all shares of common stock of the Issuer, par value
$0.0001 per share ("Common Stock"), except to the extent of any indirect pecuniary interest therein. Information in respect of each Warburg Pincus
Reporting Person is given solely by such Warburg Pincus Reporting Person and no
Warburg Pincus Reporting Person has responsibility for the accuracy or completeness of information supplied by any other Warburg Pincus Reporting
Person.

(3)     On March 3, 2014, Beams Power Investment Limited, a British Virgin
Islands limited liability company and a stockholder of the Issuer
("Beams Power")repaid $49,690,079 owed to WP IX pursuant to the Second Restated
Senior Exchangeable Note, dated January 30, 2013, issued by Beams Power to WP IX
(the "Second Restated Note"), representing a repayment in full of all amounts owed to WP IX under the Second Restated Note. Upon such repayment, the Second
Restated Note was terminated and of no further force and effect.

(4)     Prior to the termination of the Second Restated Note, all or any portion of the outstanding obligation under the Second Restated Note was exchangeable by
WP IX at any time and from time to time into shares of Common Stock held by
Beams Power.

(5)     The Second Restated Note had a maturity date of the close of business on
January 30, 2014 (the "Maturity Date"), but because any amount of the obligation under the Second Restated Note that was still outstanding following the Maturity
Date continued to be exchangeable into shares of Common Stock held by Beams
Power (as more fully described in Note 7 below), the Second Restated Note had no definite expiration date.

(6)     On March 3, 2014, the date that Beams Power repaid WP IX the total outstanding obligation under the Second Restated Note in full, the total outstanding obligation under the Second Restated Note was $49,690,079. This number also assumes an exchange price of $5.64880 per share of Common Stock. The exchange price was subject to adjustment pursuant to the terms of the Second
Restated Note, which is described in Note 7 below.

(7)     On and after the Maturity Date, since the obligation under the Second
Restated Note was not repaid by Beams Power in full, the outstanding obligation under the Second Restated Note was exchangeable by WP IX at any time and from time to time into shares of Common Stock held by Beams Power at a price per share equal to the lesser of: (i) $5.64880; (ii) the amount equal to 90% of the weighted average trading price of the Common Stock for the 30-trading day period ending on the most recent trading day immediately preceding the date that WP IX delivers an exchange notice to Beams Power; and (iii) the amount equal to 90% of the weighted average trading price of the Common Stock for the 30-trading day period ending on January 29, 2014. In each case, the exchange price was also subject to adjustment for stock dividends, stock splits, rights issuances and certain other events relating to the Common Stock.